Exhibit 23.1

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors
Southern Financial Bancorp, Inc.

     We consent to the incorporation by reference in the Registration Statement on Form S-8 of Southern Financial Bancorp, Inc. of our report dated January 22, 2003, relating to the consolidated balance sheets of Southern Financial Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form
10-K of Southern Financial Bancorp, Inc.

/s/ KPMG LLP

Richmond, Virginia
November 7, 2003